Exhibit 99.1

NetScout Systems Reports Financial Results for First Quarter Fiscal Year 2010

GAAP Revenue down 4% Year-over-Year; Non-GAAP Revenue down 10% Year-over-Year

GAAP Net Income up 250% Year-over-Year; Non-GAAP Net Income up 10% Year-over-Year

Stock Buyback Program Reinstated

WESTFORD, Mass.--(BUSINESS WIRE)--July 23, 2009--NetScout Systems, Inc. (NASDAQ: NTCT):

Q1 FY 2010
	GAAP	Non-GAAP
Revenue	$58.1 million	$58.7 million
Net income	$5.2 million	$7.3 million
Net Income per share	$0.13	$0.18

NetScout Systems, Inc. (NASDAQ: NTCT), an industry leader for advanced network and service assurance solutions, today announced financial results for its first quarter of fiscal year 2010, ended June 30, 2009.

Total GAAP revenue for the first quarter of fiscal year 2010 was $58.1 million, and non-GAAP revenue was $58.7 million. Non-GAAP revenue excludes the purchase accounting adjustment to record the acquired Network General deferred revenue at fair value. Product revenue was $28.4 million on a GAAP and non-GAAP basis. Service revenue was $29.7 million on a GAAP basis and $30.3 million on a non-GAAP basis.

GAAP net income for the quarter was $5.2 million, or net income per diluted share of $0.13. GAAP income from operations was $8.9 million. On a non-GAAP basis, net income was $7.3 million, or $0.18 per diluted share, and non-GAAP income from operations was $12.2 million. Non-GAAP income from operations excludes the purchase accounting adjustment to record the acquired Network General deferred revenue at fair value, as well as share-based compensation expenses and amortization of acquired intangible assets. Non-GAAP net income excludes these effects as well as their related impact on the provision for income taxes. A reconciliation between GAAP and non-GAAP results is included in the attached financial tables.

“We continue to see the slowing effects of the economy on IT spending across most of our verticals, although we expect that to moderate as the year progresses,” said Anil Singhal, President and CEO of NetScout Systems. “As a result we are reaffirming our fiscal year 2010 guidance and we remain confident in our ability to return to the same level of growth we achieved prior to the economic downturn. We are currently focused on our key growth verticals, particularly wireless service providers, which we expect will continue to be a significant growth driver for our company as we bring new service provider solutions to market. We continue to execute well on cost and expense management during these difficult times as we have achieved a 15% GAAP operating margin and 21% non-GAAP operating margin despite reduced revenue.”

The NetScout Board of Directors has reinstated the previously authorized stock buyback program. The remaining authorization is for 3.5 million shares. Execution of the program is expected to begin during the current fiscal year, depending on market conditions.

Company and Financial Highlights for the First Quarter 2010:

  During the quarter we announced a new partnership with Cisco’s Unified Wireless program based on our Sniffer® Global enterprise troubleshooting solution. Beginning in the fall of 2009, our Sniffer Global network analyzer will be integrated with Cisco’s Mobility Services Engine to more quickly identify and resolve network and service performance issues over wired and wireless networks. Cisco will include Sniffer Global in their reference design for their wireless LAN resellers.
  NetScout’s nGenius Performance Manager was recognized as the “Testing and Monitoring Product of the Year” in the third annual Network Computing Awards.
  IDC released a report recognizing NetScout as top vendor with 14% market share in its annual “Worldwide Network Performance and Operations Management 2009-2013 Forecast and 2008 Vendor Shares.”
  GAAP revenue decreased 4% year-over-year and 12% sequentially. Non-GAAP revenue decreased 10% year-over-year and 12% sequentially.

  GAAP and non- GAAP product revenue decreased 19% year-over-year and 23% sequentially. GAAP service revenue increased 15% year-over-year and 1% sequentially. Non-GAAP service revenue was unchanged year-over-year and increased 1% sequentially.
  GAAP operating margin was 15% up from 7% a year ago. Non-GAAP operating margin was 21% up from 19% a year ago.
  As of June 30, 2009, total cash and cash equivalents and short and long-term marketable securities were $141.6 million, up $5.7 million from $135.9 million as of the end of the prior quarter.

Guidance

NetScout reaffirms guidance for fiscal year 2010. GAAP revenue is expected to be in the range of $259 to $279 million and non-GAAP revenue between $260 million to $280 million. GAAP net income per diluted share is expected to be in the range of $0.60 to $0.75 and non-GAAP net income per diluted share is expected to be between $0.80 and $0.95. The fiscal year 2010 non-GAAP revenue expectation excludes the purchase accounting adjustment to fair value of approximately $1.3 million of Network General’s deferred revenue and the non-GAAP net income per diluted share expectation excludes the deferred revenue purchase accounting adjustment, as well as share-based compensation expenses of approximately $5.6 million, amortization of acquired intangible assets of approximately $5.9 million, and the related impact of these adjustments on the provision for income taxes of $4.9 million.

Use of Non-GAAP Financial Information

To supplement the financial measures presented in the Company's press release in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company also presents non-GAAP measures relating to revenue, income from operations, net income and net income per diluted share which were adjusted from amounts determined based on GAAP to exclude the purchase accounting adjustment representing the fair value of Network General’s deferred revenue, share-based compensation expenses, amortization of acquired intangible assets, integration expenses as well as the related income tax effects.

These non-GAAP measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP, and may have limitations in that they do not reflect all of NetScout’s results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate NetScout’s results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from or as a substitute for results prepared in accordance with GAAP.

The Company believes these non-GAAP financial measures will enhance the reader’s overall understanding of NetScout’s current financial performance and the Company's prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how the Company plans and measures its own business. The Company believes that providing these non-GAAP measures affords investors a view of the Company’s operating results that may be more easily compared to peer companies and also enables investors to consider the Company’s operating results on both a GAAP and non-GAAP basis during the period where GAAP results are affected by the Company’s acquisition of Network General. Presenting the GAAP measures on their own would not be indicative of the Company’s core operating results. Furthermore, NetScout believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures provide useful information to management and investors regarding present and future business trends relating to its financial condition and results of operations.

As discussed above, Company management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions. These non-GAAP measures are among the primary factors that management uses in planning and forecasting future periods.

CONFERENCE CALL INSTRUCTIONS

The Company invites shareholders to listen to its conference call today at 4:30 p.m. ET, which will be webcast live through the Company’s website at http://www.netscout.com/investors. Alternatively, people can listen to the call by dialing 866-701-8242 for U.S./Canada and 763-416-6912 for international callers and using conference ID: 20002134. A replay of the call will be available after 7:30 p.m. ET on July 23 for approximately one week. The number for the replay is 800-642-1687 for U.S./Canada and 706-645-9291 for international callers. The conference ID is: 20002134.

About NetScout Systems

NetScout Systems, Inc. (NASDAQ: NTCT) is the industry leader in advanced network, application and service delivery management solutions. For over twenty years, NetScout has delivered breakthrough technology solutions that provide trusted, comprehensive real-time and historical performance intelligence, including advanced early warnings and rapid, definitive problem analysis. These capabilities have become vital, and increasingly strategic, to IT organizations. The world’s largest enterprises, government agencies, and service providers depend upon NetScout nGenius solutions to assure service delivery to their users by preventing disruptions and degradations. More information about NetScout Systems is available at http://www.netscout.com.

Safe Harbor

Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and other federal securities laws. Investors are cautioned that statements in this press release, which are not strictly historical statements, including the plans, objectives and future financial performance of NetScout, constitute forward-looking statements which involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties which could cause actual results to differ include, without limitation, risks and uncertainties associated with slowdowns or downturns in economic conditions generally and in the market for advanced network and service assurance solutions specifically, the Company’s relationships with strategic partners, dependence upon broad-based acceptance of the Company’s network performance management solutions, the Company’s ability to achieve and maintain a high rate of growth, introduction and market acceptance of new products and product enhancements, the ability of the Company to take advantage of service provider opportunities, competitive pricing pressures, reliance on sole source suppliers, successful expansion and management of direct and indirect distribution channels and dependence on proprietary technology. For a more detailed description of the risk factors associated with the Company, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and subsequent Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

©2009 NetScout Systems, Inc. All rights reserved. NetScout and the NetScout logo and nGenius are registered trademarks of NetScout Systems, Inc.

NetScout Systems, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008
Revenue:
Product	$28,391	$34,917
Service	29,671	25,690
Total revenue	58,062	60,607

Cost of revenue:
Product	7,259	10,346
Service	4,909	4,992
Total cost of revenue	12,168	15,338

Gross profit	45,894	45,269

Operating expenses:
Research and development	9,218	10,173
Sales and marketing	22,106	24,059
General and administrative	5,230	6,532
Amortization of acquired intangible assets	490	490
Total operating expenses	37,044	41,254

Income from operations	8,850	4,015
Interest and other income (expense), net	(719)	(1,752)

Income before income tax expense	8,131	2,263
Income tax expense	2,894	766
Net income	$5,237	$1,497

Basic net income per share	$0.13	$0.04
Diluted net income per share	$0.13	$0.04
Weighted average common shares outstanding used in computing:
Net income per share - basic	40,309	38,954
Net income per share - diluted	41,119	40,504

NetScout Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008

GAAP Revenue	$58,062	$60,607
Product deferred revenue fair value adjustment	9	190
Service deferred revenue fair value adjustment	600	4,582
Non-GAAP revenue	$58,671	$65,379

GAAP Gross profit	$45,894	$45,269
Deferred revenue fair value adjustment	609	4,772
Shared-based compensation expense (1)	84	66
Amortization of acquired intangible assets (2)	995	1,012
Integration expense (3)	-	246
Non-GAAP Gross profit	$47,582	$51,365

GAAP Income (loss) from operations	$8,850	$4,015
Deferred revenue fair value adjustment	609	4,772
Shared-based compensation expense (1)	1,283	1,191
Amortization of acquired intangible assets (2)	1,485	1,502
Integration expense (3)	-	824
Non-GAAP Income from operations	$12,227	$12,304

GAAP Net income	$5,237	$1,497
Deferred revenue fair value adjustment	609	4,772
Shared-based compensation expense (1)	1,283	1,191
Amortization of acquired intangible assets (2)	1,485	1,502
Integration expense (3)	-	824
Income tax adjustments (4)	(1,283)	(3,150)
Non-GAAP Net income	$7,331	$6,636

GAAP Diluted Net income per share	$0.13	$0.04
Share impact of non-GAAP adjustments identified above	0.05	0.12
Non-GAAP Diluted net income per share	$0.18	$0.16

Shares used in computing non-GAAP diluted net income per share	41,119	40,504

(1)Share-based compensation expense included in these amounts is as follows:
Cost of product revenue	$28	$26
Cost of service revenue	56	40
Research and development	308	311
Sales and marketing	556	530
General and administrative	335	284
Total share-based compensation expense	$1,283	$1,191

(2)Amortization expense related to acquired software and product technology included in these amounts is as follows:
Cost of Product Revenue	$995	$1,012
Operating expenses	490	490
Total amortization expense	$1,485	$1,502

(3)Integration expense included in these amounts is as follows:
Cost of product revenue	$-	$141
Cost of service revenue	-	105
Research and development	-	102
Sales and marketing	-	114
General and administrative	-	362
Total integration expense	$-	$824

(4)Reflects the tax effect of non-GAAP adjustments above at the statutory rate of 38%

NetScout Systems, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30	March 31
	2009	2009

Assets
Current assets:
Cash and cash equivalents	$75,733	$82,222
Marketable securities	37,032	24,162
Accounts receivable, net	29,016	39,827
Inventories	7,260	6,850
Refundable income taxes	6,650	8,389
Deferred income taxes	2,796	2,796
Prepaid expenses and other current assets	5,108	4,939

Total current assets	163,595	169,185

Fixed assets, net	13,279	13,848
Goodwill	128,177	128,177
Acquired intangible assets, net	58,125	59,610
Deferred income taxes	34,181	34,941
Long-term marketable securities	28,798	29,528
Other assets	1,260	1,445
Total assets	$427,415	$436,734

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,946	$6,385
Accrued compensation	12,205	23,156
Accrued other	5,132	5,407
Income taxes payable	3,122	1,702
Long-term debt, current portion	13,144	10,000
Deferred revenue	66,279	70,815

Total current liabilities	106,828	117,465

Other long-term liabilities	730	771
Accrued long-term retirement benefits	1,424	1,330
Long-term deferred revenue	8,958	8,937
Long-term debt, net of current portion	76,856	82,500
Total liabilities	194,796	211,003

Stockholders' equity:
Common stock	45	45
Additional paid-in capital	194,632	192,844
Accumulated other comprehensive loss	(1,598)	(1,461)
Treasury stock	(28,939)	(28,939)
Retained earnings	68,479	63,242

Total stockholders' equity	232,619	225,731

Total liabilities and stockholders' equity	$427,415	$436,734

CONTACT:
NetScout Systems, Inc.
Catherine Taylor, 978-614-4286
Director of Investor Relations
IR@netscout.com